EXHIBIT 99


                                     , 2004



Dear Shareholder:

         CN Bancorp, Inc. (Bancorp) is pleased to announce our adoption of a Dividend Reinvestment and Stock Purchase Plan (Plan) that permits the use of cash dividends to acquire additional shares of our common stock. In addition to using cash dividends to acquire stock, the Plan allows you to purchase CN Bancorp shares without paying service charges or brokerage commissions. Following the payable date of each dividend, each participant will receive a statement of his or her account showing particulars of the transactions executed under the Plan. The Plan is completely voluntary, and you may terminate your participation at any time. For your information, dividend reinvestment does not change the taxability of the dividends received and reinvested in common stock.

         If you want to participate in the Plan or desire additional information, please complete the information below and return this letter to CN Bancorp, Inc. at 7401 Ritchie Highway, Glen Burnie, Maryland, Attention Shirley Palmer, Secretary. You may also call Shirley Palmer at (410) 760-7000. We will send you a Prospectus and Authorization form relating to the Plan.


                                          Sincerely,



                                          Jan W. Clark
                                          President and Chief Executive Officer






TO:      CN Bancorp, Inc.:

Please send a Prospectus and Authorization Form regarding the CN Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan to me:


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Name


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Address


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City, State and ZIP




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